Exhibit 11.1

Consent of Independent Auditor

We consent to the inclusion in this Offering Statement on Form 1-A of PHI Group, Inc., a Wyoming corporation (the “Company”) of our report dated November 7, 2021, relating to the financial statements of PHI Group, Inc., a Wyoming corporation, for the fiscal years ended June 30, 2020 and 2021, which report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/S/ M.S. Madhava Rao

M.S. Madhava Rao
316, 1st Cross, Gururaja Layout, 7th Block, 4th Phase, BKS 3rd Stage,
Bangalore 560085, India
Tel: 91-8861838006; Email: mankalr@yahoo.com

February 9, 2022